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EXHIBIT 99-1

San Antonio, Texas, April 23, 2001


SBC Communications Inc. (NYSE: SBC) today reported that its primary growth drivers - data, wireless and long distance - performed strongly during the first quarter. Highlights included:

     o    39.9 percent growth in data revenues

     o A net gain of 854,000 subscribers at Cingular, SBC's nationwide wireless joint venture with BellSouth Corporation

     o 2.2 million long-distance lines in Texas, Oklahoma and Kansas; SBC entered the Texas long-distance market in July 2000 and the other two states in March of this year

As expected, the timing of SBC's investments in its growth initiatives during 2000 impacted first-quarter expense and earnings comparisons. The slowing U.S. economy also dampened growth. First-quarter earnings were $1.7 billion, or $0.51 per diluted share, on a normalized basis before one-time items, compared with $1.9 billion, or $0.56 per diluted share, in the first quarter a year ago. Operating revenues for the quarter, including results from Cingular, increased
4.7 percent to $13.1 billion.

First-quarter revenue growth was also adversely impacted by SBC's sale of Ameritech's security-monitoring business. Excluding results from this divestiture as well as shifts in directory publishing dates and the pro forma effect on the year-ago quarter of the Cingular venture, first-quarter revenues increased 6.7 percent.

"The economy is having a greater impact on our business than we projected," said Edward E. Whitacre Jr., SBC chairman and CEO. "We handled the first-quarter revenue shortfall well, thanks to very disciplined expense management. Going forward, we are determined not to lose sight of our larger strategic mission - including fully developing our broadband capabilities and obtaining long-distance relief in our states as quickly as possible - and we will not compromise our long-term future to preserve near-term projections".

SBC has experienced the impacts of a slower economy across its regions, with impacts in February and March being more severe than in the previous months and more severe than the company had anticipated. Across the company, inward call volumes to service centers declined with access line growth trends, particularly in residential markets. Broader economic trends - including housing starts, layoffs and bankruptcies - mirror SBC's business indicators. In California, the largest state in SBC's in-regions territory, the macroeconomic impact on access line growth was exacerbated by California's energy crisis and the failure of many dot-com and high-tech startups.

Highlights of SBC's first quarter include:

     o DATA: SBC's data revenues increased 39.9 percent to $2.1 billion, compared with $1.5 billion in the year-ago quarter. The company's data revenue stream has nearly doubled in the past two years. SBC added 187,000 new DSL (Digital Subscriber Line) customers during the first quarter, for a total of 954,000 DSL subscribers, as strong demand continues for high-speed Internet access and bandwidth-hungry applications. Revenue from data products and services accounted for 21 percent of SBC's first-quarter total wireline revenues, compared with 16 percent in the year-ago period. The company's DSL initiative continues to roll out, making DSL available to 21.7 million of SBC's metro-area wireline customer locations, up from 12.9 million a year ago. SBC's core data transport products, including SONET, DS3s, and ATM, also showed strong first-

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          quarter growth that was driven by enterprise customers whose increased use of sophisticated applications requires significantly more bandwidth.

     o WIRELESS: A net gain of 854,000 wireless subscribers at Cingular Wireless during the first quarter brings the company's subscriber total to 20.5 million at the end of the first quarter. Cingular's wireless services revenues increased 14.8 percent to $3.1 billion compared with pro forma levels in the year-ago quarter. Cingular also added 84,000 new subscribers to its Cingular Interactive operation, which includes two-way messaging and other wireless data services. Cingular successfully launched its nationwide brand in January with the support of a national advertising campaign. Also during the first quarter, Cingular expanded its geographic reach to the Seattle and Spokane markets where the company has an all-digital GSM (global system for mobile communications) operation supported by 50 retail stores.

     o LONG DISTANCE: SBC's long-distance business expanded during the first quarter as the company on March 7 began offering long-distance service to customers in Kansas and Oklahoma. At the end of the first quarter, the company had 2.2 million long-distance lines in Texas, Kansas and Oklahoma. SBC has filed an application at the Federal Communications Commission to enter the long-distance market in Missouri, and the company expects a decision in the coming weeks. Also, the company has applications pending with regulators in California, Nevada and Arkansas.

     o CORE: In the first quarter, SBC's core operations - which include wireline voice, switched access, vertical services, directory and wholesale services - delivered essentially flat revenue growth, reflecting a weakened U.S. economy and declines in access revenues largely due to slightly reduced minutes of use and regulatory mandated price decreases. Access lines served were 61,254,000 and access minutes of use were 69,388,000,000 at March 31, 2001, compared with 61,154,000 and 69,474,000,000, respectively, at March 31, 2000.
          First-quarter core revenues exclude the impacts of shifts in directory publication dates as well as the sale of Ameritech's security monitoring business.

Results including one-time items

Including one-time items, SBC's reported net income for the first quarter of 2001 was $1.9 billion, or $0.54 diluted earnings per share, compared with $1.8 billion, or $0.53 per share, in the first quarter of 2000.

Reported net income for the first quarter of 2001 includes the following one-time items: pension settlement gains of $330 million related to management employees, primarily resulting from a previously announced voluntary retirement program net of costs associated with that program; and combined charges of $205 million related to impairment of the company's cable operations.

Compared with the first quarter a year ago, cash operating expenses increased
9.9 percent, reflecting the timing of investments in major growth drivers in 2000. However, from fourth-quarter 2000 levels, cash operating expenses declined
7.1 percent.

Cautionary language concerning forward-looking statements

Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in SBC's filings with the Securities and Exchange Commission. SBC disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise.